Exhibit 99.1

DISTRIBUTED ENERGY APPOINTS PETER J. TALLIAN AS CHIEF FINANCIAL OFFICER

WALLINGFORD, CT, October 19, 2006 — Distributed Energy Systems Corp. (NASDAQ: DESC), which serves the energy marketplace by giving users greater control over the cost, quality and reliability of electric power, today announced the appointment of Peter J. Tallian as chief financial officer. He will join the company in mid-November.

Mr. Tallian comes to Distributed Energy following five years as senior vice president, CFO and treasurer of Transwitch Corporation (NASDAQ: TXCC), a provider of high-speed semiconductors for voice, data and video communications. Previously, he spent six years as executive vice president and CFO of Metavante Corporation, the banking and payments technology subsidiary of Marshall & Ilsley Corporation (NYSE: MI).

From 1982 to 1995, Mr. Tallian held several financial management positions with IBM Corporation (NYSE: IBM), and his experience included both domestic and international finance and planning assignments. He holds an MBA from the University of Chicago and a bachelor of science degree in economics from the Wharton School of the University of Pennsylvania.

“Peter’s 25 years of experience as a financial executive, his credentials and personal qualities will add importantly to the capabilities of our management team,” said Ambrose L. Schwallie, Distributed Energy’s chief executive officer. “With his fine record of performance at large global companies, as well as at smaller, more entrepreneurial organizations, we look forward to Peter’s arrival next month to begin what we are confident will be a productive working relationship.”

About Distributed Energy Systems Corp.

Distributed Energy Systems Corp. (NASDAQ: DESC) creates and delivers products and solutions to the emerging decentralized energy marketplace, giving users greater control over their energy cost, quality and reliability. As the parent company of Proton Energy Systems (http://www.protonenergy.com) and Northern Power (http://www.northernpower.com), Distributed Energy Systems delivers a combination of practical, ready-today energy solutions and the solid business platforms for capitalizing on the changing energy landscape. For more information visit http://www.distributed-energy.com.

This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Statements contained herein that are not statements of historical fact may be deemed to be forward-looking information. Without limiting the foregoing, words such as “anticipates,” “believes,” “could,” “expect,” “intend,” “may,” “might,” “should,” “will,” and “would” and other forms of these words or similar words are intended to identify forward-looking information. Distributed Energy’s actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors. Distributed Energy disclaims any obligation to update these forward-looking statements. Factors that could cause results to differ materially from those contained in Distributed Energy’s forward-looking statements include, but are not limited to, our failure to perform contracts for customers profitably, or complete development of our products, the failure of our products to achieve commercial acceptance, our inability to expand our production facilities, manufacture our products at commercially acceptable costs or establish distribution relationships, the impact of competitive products, and other factors detailed in Distributed Energy’s Form 10-Q for the quarter ended June 30, 2006, and other filings Distributed Energy may make from time to time with the SEC.